Exhibit 4.4
Execution version

NEGATIVE PLEDGE AGREEMENT

PEOPLES BANCORP INC., an Ohio corporation (“Borrower”), for valuable consideration, receipt of which hereby is acknowledged, hereby agrees (this “Agreement”) with U. S. BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), as follows:

1.
Pledge. In order to induce Lender to extend the Obligations, as that term is defined below, and extend credit to Borrower, Borrower hereby agrees that so long as any of the Obligations remain outstanding Borrower will not (except as expressly permitted below), sell, transfer, assign, mortgage, encumber, pledge, enter into a negative pledge agreement with respect to or otherwise dispose of any interest in the following:

1.1	All capital stock or other ownership interests owned by the Borrower in its Subsidiaries, including but not limited to, Peoples Bank, National Association, a national banking association.

The property described more fully above in Clause 1.1 will be collectively referred to as the “Assets.” This Agreement secures all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lender from Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under: (i) this Agreement, (ii) that certain Loan Agreement of even date herewith by and between the Lender and the Borrower (the “Loan Agreement”), and including each and every advance or disbursement under the Notes (as such term is defined in the Loan Agreement), and (iii) under any other agreement, instrument or document executed in connection with the Loan Agreement and, as to all of the foregoing, including any amendments, modifications, or superceding documents to each of the foregoing; and all charges, expenses, fees, including but not limited to reasonable attorneys' fees, and any other sums chargeable to Borrower thereunder (the “Obligations”).

2.
Nature of Pledge, Waivers. This is an absolute, unconditional and continuing Agreement and will remain in full force and effect until the Obligations have been fully paid to Lender. This Agreement will extend to and cover renewals of the Obligations and any number of extensions of time for payment thereof and will not be affected by any surrender, exchange, acceptance, or release by Lender of any pledge or any security held by it for any of the Obligations. Notice of acceptance of this Agreement, notice of extensions of credit to Borrower from time to time, notice of default, diligence, presentment, protest, demand for payment, notice of demand or protest, and any defense based upon a failure of Lender to comply with the notice requirements of the applicable version of Uniform Commercial Code are hereby waived.

3.
Permitted Transfers. Notwithstanding the limitation on transfer or disposal of the Assets set forth, above, Borrower may, collectively or individually, transfer, sell or otherwise dispose of the Assets if Lender approves such disposition in writing.

4.
Representations. Borrower warrants and represents that: (a) Borrower has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Assets to any person and the same is free from all encumbrances and rights of setoff of any kind; (b) except as herein provided, Borrower will not hereafter without the prior written consent of Lender, sell, pledge, encumber, assign or otherwise dispose of any of the Assets or permit any right of setoff, lien or security interest to exist thereon except to Lender; and (c) Borrower will defend, at Borrower's expense, the Assets against all claims and demands of all persons at any time claiming the same or any interest therein.

5.
Default. The breach of any representation of Borrower herein or the failure of Borrower to perform any of Borrower's covenants or agreements contained herein will constitute an Event of Default as such term is defined in any of the documents evidencing any of the Obligations, or a default if such term is not defined therein.

6.
Representations and Warranties to Survive. All representations, warranties, covenants and agreements made by Borrower herein or in any document delivered pursuant to the terms of this Agreement will survive the execution and delivery of this Agreement without limitation as to time and amount.

7.	Notices. All notices, demands, requests, consents or approvals required hereunder shall be given in accordance with the terms of the Loan Agreement.

8.    Miscellaneous.

8.1
This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns; provided however, that Borrower may not assign this Agreement in whole or in part without the prior written consent of Lender and Lender at any time may assign this Agreement in whole or in part. All references herein to the “Borrower” and “Lender” will be deemed to apply to Borrower and Lender and their respective successors and permitted assigns.

8.2
This Agreement (including the documents and instruments referred to herein or therein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. All the terms of this Agreement will be binding upon the respective successors and permitted assigns of the parties hereto and will inure to the benefit of and be enforceable by the parties hereto, and their respective successors and permitted assigns. This Agreement may be amended or modified in whole or in part at any time only by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the parties hereto.

8.3	In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

8.4
Acknowledgement by Borrower. BORROWER ACKNOWLEDGES THAT BORROWER HAS READ AND UNDERSTANDS THE FOREGOING NEGATIVE PLEDGE. IN PARTICULAR, BORROWER UNDERSTANDS THAT THIS NEGATIVE PLEDGE AND/OR SUCH OTHER DOCUMENTS AS LENDER DEEMS NECESSARY TO EFFECTUATE THE PURPOSES OF THIS NEGATIVE PLEDGE MAY BE RECORDED, AT LENDER'S OPTION, AND THAT THIS NEGATIVE PLEDGE WILL MAKE BORROWER'S TITLE TO THE ASSETS UNMARKETABLE, SO THAT NO ONE WILL LIKELY PURCHASE OR ACQUIRE ANY PART OF THE ASSETS OR LOAN MONEY AND ACCEPT A SECURITY INTEREST AS SECURITY ON ANY PART OF THE ASSETS.

8.5
Governing Law and Jurisdiction; No Jury Trial. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to conflicts of law principles, and Borrower hereby irrevocably agrees to the jurisdiction of any state or federal court located within Hamilton County, Ohio and consents that all service of process be made by certified mail directed to Borrower at Borrower's address set forth herein for notices and service so made will be deemed to be completed five (5) business days after the same has been deposited in U.S. Mails, postage prepaid; provided that nothing contained herein will prevent Lender from bringing any action or exercising any rights against any security or against Borrower individually, or against any property of Borrower, within any other state or nation. Borrower waives any objection based on forum non conveniens and any objection to venue or any action instituted hereunder. Borrower and Lender each waive any right to trial by jury in any action or proceeding relating to this Agreement, any documents evidencing any of the Obligations, or any transaction contemplated in any of such documents.

Signed at Cincinnati, Ohio on December 18, 2012

PEOPLES BANCORP INC.

By: /s/ CHARLES W. SULERZYSKI

Print Name: Charles W. Sulerzyski

Title: President and Chief Executive Officer